EXHIBIT 15.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-265452 on Form F-3 of our reports dated 20 February 2025, relating to the financial statements of Lloyds Banking Group plc and the effectiveness of Lloyds Banking Group plc’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended 31 December 2024.

/s/ Deloitte LLP
London, United Kingdom
20 February 2025